EXHIBIT 99.1
ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. REPORTS THIRD QUARTER 2007 RESULTS

Addison, Texas, November 13, 2007; ULURU INC. (AMEX: ULU) reported financial results today for the quarter and nine months ended September 30, 2007.

For the quarter ended September 30, 2007, the net loss attributable to common stockholders was $1,240,000, or $0.02 per share, compared to a net loss of $3,994,000, or $0.31 per share, for the corresponding period in 2006.  For the nine months ended September 30, 2007, the net loss attributable to common stockholders was $3,296,000, or $0.05 per share, compared to a net loss of $8,524,000, or $0.70 per share, for the nine months ended September 30, 2006.  The net loss was impacted by non-cash expenses related to stock options accounted for in accordance with SFAS 123(R) “Share Based Payment” of $140,000 and $361,000, for the quarter and nine months ended September 30, 2007, respectively, (compared with no expense for the corresponding periods in 2006) and by the amortization of our intangible assets of $272,000 and $806,000 for the quarter and nine months ended September 30, 2007, respectively.

Income Statement
Revenues for the third quarter of 2007 were $130,000, compared with $113,000 for the same period last year.  The overall increase of $17,000 is primarily due to increased licensing fees of $14,000 for OraDisc™ B and increased sponsored research of $21,000.  These positive factors were partially offset by a decrease in royalties for the third quarter of 2007 associated with the international sales of Zindaclin® due to product launches in 2006.

Total costs and expenses increased by $546,000 in the third quarter of 2007 to $1,567,000, compared with the corresponding period in 2006 where total costs and expenses were $1,021,000.  General and administrative expenses were primarily responsible for the increase, as these expenses increased from $351,000 in the second quarter 2006 to $821,000 in 2007, a $470,000 increase.  Increased costs include legal expenses for patent prosecution ($48,000), expenses related to being a public company, including director fees ($87,000) and costs for our new listing on the American Stock Exchange ($73,000), and compensation related expenses ($184,000) due to personnel additions.  Research and development costs increased from $389,000 in the third quarter 2006 to $455,000 in 2007. The $66,000 increase is primarily due to; fees payable to the Food and Drug Administration of $32,000, increased compensation expense of $73,000, and clinical testing expenses of $24,000.  These increases were partially offset by a decrease of $71,000 in direct research costs.

Interest and miscellaneous income increased significantly in third quarter 2007 to $197,000 as compared with $3,000 for the same period last year.  The increase of $194,000 is attributable to an increase in interest income due to higher cash balances in 2007 as a result of the recapitalization of the Company in December 2006.

There was no interest expense for the three months ended September 30, 2007 as compared to an expense of $617,000 for the same period last year.  The decrease in interest expense relates to our payoff in December 2006 of our outstanding secured convertible debentures.  Additionally, we did not incur any other expense items for the three months ended September 30, 2007 as compared to the same period last year where other expense items totalled $2,473,000, which were comprised of $1,885,000 for liquidated damages relating to the delay in the effectiveness of a registration statement, $558,000 from a loss on early extinguishment of debentures, and $30,000 from a loss on sale of equipment.

Balance Sheet
Cash and cash equivalents totaled $15,262,000 at September 30, 2007, a decrease of $1,656,000 as compared to our cash and cash equivalents at December 31, 2006 of $16,918,000.   The decrease in net cash for the nine months ended September 30, 2007 was due to several factors; the expenditure of $537,000 for the purchase of manufacturing equipment for commercial scale-up of our OraDisc™ products, the $350,000 payment in April 2007 of our original asset purchase obligation, and the net cash used for operations of approximately $1,159,000.  These net cash decreases were partially offset by proceeds of $390,000 from the exercise of warrants and stock options.

Commenting on the quarterly results, Kerry P. Gray, President and CEO stated, “Our loss from operations was in line with our expectations despite our royalty revenue being below forecast.  Our expenses are increasing as we expand our commercial infrastructure in preparation for the launch of our first wound dressing.  Additionally, we are also expanding our scientific capabilities to support current product developments along with products being developed in conjunction with our development partners.  We anticipate that these expense increases will be offset by licensing revenues from existing agreements and new agreements being negotiated.”

About ULURU Inc.:
ULURU Inc. is an emerging specialty pharmaceutical company focused on the development of a portfolio of wound management, plastic surgery and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative transmucosal delivery system and Hydrogel Nanoparticle Aggregate technology. For further information about ULURU Inc., please visit our website at www.uluruinc.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating) relating to future financial performance of ULURU Inc. (the "Company"), the expected launch of our wound dressing product and our expectation that our licensing fees will increase and offset increased expenses. When used in this press release, the words "may," "targets," "goal," "could," "should," "would," "believe," "feel," "expects," "confident," "anticipate," "estimate," "intend," "plan," "potential" and similar expressions may be indicative of forward-looking statements including without limitation statements relating to the progress of our technology with corporate partners favorably impacting 2007 performance, pre-clinical results for our products and advantages of our products. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. The Company cautions that various factors, including the factors described hereunder and those discussed in the Company's other filings with the Securities and Exchange Commission, as well as general economic conditions, industry trends, collect accounts receivable, hire and retain qualified personnel, Food and Drug Administration regulations, adverse litigation, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements of the Company made by or on behalf of the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS
(In thousands, except loss per share)

STATEMENT OF OPERATIONS DATA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
REVENUES
License fees	$14	$-0-	$169	$155
Royalty income	83	101	220	353
Product sales	-0-	-0-	-0-	76
Other	33	12	243	108
Total Revenues	130	113	632	692

COSTS AND EXPENSES
Cost of goods sold	-0-	-0-	-0-	97
Research and development	455	389	1,574	1,343
General and administrative	821	351	2,110	1,096
Amortization	272	265	806	785
Depreciation	19	16	53	48
Total Costs and Expenses	1,567	1,021	4,543	3,369

OPERATING (LOSS)	(1,437)	(908)	(3,911)	(2,677)

Other Income (Expense)
Interest and miscellaneous income	197	3	617	15
Interest expense	-0-	(617)	(2)	(1,601)
Commitment fee – Standby Equity Agreement	-0-	-0-	-0-	(1,788)
Liquidated damages	-0-	(1,885)	-0-	(1,885)
Loss from early extinguishment of debenture	-0-	(557)	-0-	(558)
Loss on sale of equipment	-0-	(30)	-0-	(30)

NET (LOSS)	$(1,240)	$(3,994)	$(3,296)	$(8,524)

Basic and diluted net (loss) per common share	$(0.02)	$(0.31)	$(0.05)	$(0.70)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	62,165	12,844	61,609	12,243

ULURU Inc.
SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	September 30, 2007	December 31, 2006
	(Unaudited)	(Audited)

Cash and cash equivalents	$15,262	$16,918
Current assets	15,888	17,856
Property and equipment, net	1,166	691
Other assets	11,322	12,120
Total assets	28,376	30,667

Current liabilities	1,126	1,382
Long term liabilities – deferred revenue	509	-0-
Total liabilities	1,635	1,382
Total stockholders’ equity	26,741	29,285